Exhibit 2.01

Not for release, publication or distribution, in whole or in part in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

23 January 2008

RECOMMENDED CASH OFFER
by
GLU MOBILE INC.
for
SUPERSCAPE GROUP PLC

Summary

•	The Boards of Glu Mobile Inc. (Glu) and Superscape Group plc (Superscape) are pleased to announce that they have agreed the terms of a recommended cash offer to be made by Glu for the entire issued share capital of Superscape.

•	The Offer will be 10 pence in cash for each Superscape Share, valuing the entire issued share capital of Superscape at approximately £18.3 million.

•	The Offer represents a premium of approximately:

– 29.0 per cent. to the Closing Price of 7.75 pence per Superscape Share on 22 January 2008, being the last Business Day prior to the date of this announcement;

– 51.5 per cent. to the Closing Price of 6.60 pence per Superscape Share on 28 November 2007, being the last Business Day prior to the commencement of the Offer Period; and

– 73.7 per cent. to the average Closing Price of 5.76 pence per Superscape Share for the one month ended 28 November 2007, being the last Business Day prior to the commencement of the Offer Period.

•	The Superscape Directors, who have been so advised by Close Brothers, consider the terms of the Offer to be fair and reasonable. In providing advice to the Superscape Directors, Close Brothers has taken into account the commercial assessments of the Superscape Directors. The Superscape Directors believe that the Offer represents a significant premium and is in the best interests of Superscape Shareholders. Accordingly, the Superscape Directors unanimously recommend that Superscape Shareholders accept the Offer, as they themselves have irrevocably undertaken to do (or to procure to be done) in respect of their entire beneficial shareholdings comprising in aggregate 2,329,698 Superscape Shares, representing approximately 1.27 per cent. of the entire issued share capital of Superscape. These irrevocable undertakings will remain binding in the event of a competing offer being made for Superscape and will cease to be binding only if the Offer lapses or is withdrawn.

•	Glu has also received irrevocable undertakings from certain other Superscape Shareholders, in respect of, in aggregate, 42,386,054 Superscape Shares, representing approximately 23.15 per cent. of the entire issued share capital of Superscape. Furthermore, Glu has received a letter of intent to accept the Offer in respect of 17,470,478 Superscape Shares, representing approximately 9.54 per cent. of the entire issued share capital of Superscape. Accordingly, Glu has received irrevocable undertakings and a letter of intent to accept the Offer representing, in aggregate, 33.96 per cent. of the entire issued share capital of Superscape.

•	Glu is a leading global publisher of mobile games. Glu believes that the acquisition of Superscape will provide Glu with a number of benefits, including adding meaningful scale to its existing business in the United States, demonstrated leadership in 3D games and technology, and a talented and enthusiastic team with experience in mobile games.

•	The Offer Document and the Form of Acceptance will be posted to Superscape Shareholders (and, for information only, to Superscape Option holders) by no later than 20 February 2008. Copies of the Offer Document and the Form of Acceptance will be available from Capita Registrars at Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, UK.

Commenting on the Offer, Glu’s Chief Executive Officer, L. Gregory Ballard, said:

“This Offer represents an important step in Glu’s strategy to become the number one mobile games publisher in the world. Superscape’s strong market position in the United States, heritage in 3D technology and unique position as a leading white label publisher are a perfect complement to Glu’s global publishing and distribution capabilities.”

Commenting on the Offer, Superscape’s Non-Executive Chairman, Laurence A Quinn (known as Larry A Quinn), said:

“I am very pleased that we have been able to reach agreement on the terms of this transaction, which I believe is the right strategic outcome for Superscape, offering certainty and value to our shareholders. I am confident that Superscape will make a significant contribution to the future of the combined business.”

Enquiries:
Glu Mobile Inc.
Nicole Kennedy	+1 650 571 1550
Lazard (financial adviser to Glu)
Cyrus Kapadia	+44 (0)20 7187 2000
Jeffrey Sechrest	+1 212 632 6000
Terence Fung	+1 415 623 5000
The Blueshirt Group (PR adviser to Glu)
Todd Friedman	+1 415 217 5869
Superscape Group plc	+1 949 940 2840
Kevin Roberts
Dave Goodman
Close Brothers (financial adviser to Superscape)	+44 (0)20 7655 3100
Simon Willis
James Craven
Hudson Sandler (PR adviser to Superscape)	+44 (0)20 7796 4133
Jessica Rouleau

Further information

This summary should be read in conjunction with the full text of the following announcement.

The conditions to which the Offer will be subject are set out in Appendix 1 to this announcement. Further details on irrevocable undertakings and the letter of intent are set out in Appendix 2 to this announcement. Appendix 3 contains the bases and sources of certain information contained in this announcement. Appendix 4 to this announcement contains definitions of certain terms and expressions used in this announcement The appendices form part of, and should be read in conjunction with, this announcement.

For further information on Glu and Superscape, please see www.glu.com and www.superscape.com respectively.

This announcement does not constitute, or form part of, an offer or solicitation of any offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by means of the Offer Document and the Form of Acceptance, which contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any acceptance or other response to the Offer should be made on the basis of the information in the Offer Document and the Form of Acceptance.

The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom or the United States should inform themselves about, and observe, any applicable legal or regulatory requirements.

The release, publication or distribution of this announcement in jurisdictions other than the UK or the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. This announcement has been prepared for the purpose of complying with English law and the Code and the applicable requirements of the United States federal and state securities laws and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the UK or the United States.

Copies of this announcement are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving this announcement (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction.

The Offer will be subject to the applicable rules and regulations of the UK Listing Authority, the London Stock Exchange, the Code and the applicable requirements of the United States federal and state securities laws.

Further details in relation to overseas shareholders are contained in the Offer Document.

This announcement contains certain forward-looking statements with respect to the plans, objectives and expected performance of Superscape and Glu. Such statements relate to events and depend on circumstances that will occur in the future and are subject to risks, uncertainties and assumptions. There are a number of factors which could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements including, among others, the risk that the Offer is not consummated in a timely manner (if at all); the risk that the anticipated benefits of the combination of the Glu and Superscape businesses will not materialise; the enactment of legislation or regulation that may impose costs or restrict activities; the renegotiation of contracts or licences; risks regarding the loss of key wireless carrier customers or subscribers; risks relating to the integration of the businesses of Glu and Superscape including that such integration efforts may result in unforeseen operating difficulties and expenditures; risks related to the diversion of management’s attention from ongoing business operations as a result of the Offer process; risks relating to employee retention; fluctuations in demand and pricing in the mobile industry; fluctuations in exchange controls; changes in government policy and taxations; industrial disputes; war and terrorism. This list is not exhaustive of the factors that may affect the forward-looking information. These and other factors should be considered carefully and undue reliance should not be placed on such forward-looking information. Although this announcement has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ materially from those anticipated, estimated or intended and therefore there can be no assurance that forward-looking statements will prove accurate. Forward-looking statements contained in this announcement in respect of Superscape and/or Glu are made as of the date of this announcement based on the opinions and estimates of management. Subject to requirements to update under any applicable regulation or law, Superscape and/or Glu disclaim any obligation to update any forward-looking statements, whether as a result of new information, estimates or opinions, future events, results or otherwise. Information on some risks and uncertainties are described in the “Risk Factors” section of Glu’s Form 10-Q for the quarter ended September 30, 2007, filed with the U.S. Securities and Exchange Commission on 14 November 2007. Copies of the Form 10-Q are available from Glu’s web page at www.glu.com.

USA Shareholders

The Offer will be made for the securities of a foreign company. The Offer will be subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements which may be included in the Offer Document, if any, may have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since some or all of Glu’s officers and directors may be residents of a foreign country.

You should be aware that Glu and its officers, directors and “affiliates” as defined under Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended (Affiliates), Lazard and its Affiliates, any advisor to Glu and its officers, directors and/or Affiliates or to Lazard or its Affiliates (including those whose compensation is dependent on the completion of the Offer) and any person acting, directly or indirectly, in concert with any of the aforementioned persons, in connection with any purchase or arrangement to purchase any Superscape Shares or any related securities, may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases. Any such purchases will be reported in the United Kingdom via a Regulatory Information Service.

USA SHAREHOLDERS AND OTHER PERSONS SUBJECT TO TAXATION IN THE UNITED STATES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL OR OTHER INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE OFFER.

Additional information about the Offer and where to find it

Glu has filed a Form 8-K with the United States Securities and Exchange Commission (the “SEC”) containing this announcement and other relevant materials related to the proposed acquisition of Superscape by Glu. The Form 8-K and any other documents filed by Glu with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed by Glu with the SEC by contacting Nicole Kennedy, Glu’s Senior Director of Global Public Relations, at +1 (650) 532-2488. Superscape Shareholders are urged to read this announcement and the other relevant materials before making any voting or investment decision with respect to the Offer because they contain important information about Glu, Superscape and the Offer.

Rule 8 disclosures

Under the provisions of Rule 8.3 of the Code, if any person is or becomes “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of Superscape, all “dealings” in any “relevant securities” of Superscape by such person (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Superscape, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all dealings in “relevant securities” of Superscape, by Glu or Superscape, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the UK or, if not, an appropriate authorised independent financial adviser or consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel by telephone (+44 (0) 20 7638 0129) or by fax (+44 (0) 20 7236 7013).

Lazard, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser to Glu and no one else in connection with the Offer and this announcement and will not be responsible to anyone other than Glu for providing the protections afforded to clients of Lazard, nor for providing advice in connection with the Offer or this announcement or any matter referred to in this announcement.

Close Brothers, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser to Superscape and no one else in connection with the Offer and this announcement and will not be responsible to anyone other than Superscape for providing the protections afforded to clients of Close Brothers, nor for providing advice in connection with the Offer or this announcement or any matter referred to in this announcement.

Not for release, publication or distribution in whole or in part in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction

23 January 2008

RECOMMENDED CASH OFFER
by
GLU MOBILE INC.
for
SUPERSCAPE GROUP PLC

1. Introduction

The Boards of Glu and Superscape are pleased to announce that they have agreed the terms of a recommended cash offer to be made by Glu for the entire issued share capital of Superscape.

The formal Offer will be set out in the Offer Document, which is expected to be posted to Superscape Shareholders (and, for information only, to Superscape Option holders) by no later than 20 February 2008.

2. Terms of the Offer

The Offer, which will be on the terms and conditions set out in Appendix 1 to this announcement and is subject to the further terms set out in the Offer Document and the Form of Acceptance, will be made on the following basis:

for each Superscape Share 10 pence in cash

The Offer values the entire issued share capital of Superscape at approximately £18.3 million. The Offer represents a premium of approximately:

– 29.0 per cent. to the Closing Price of 7.75 pence per Superscape Share on 22 January 2008, being the last Business Day prior to the date of this announcement;

– 51.5 per cent. to the Closing Price of 6.60 pence per Superscape Share on 28 November 2007, being the last Business Day prior to the commencement of the Offer Period; and

– 73.7 per cent. to the average Closing Price of 5.76 pence per Superscape Share for the one month ended 28 November 2007, being the last Business Day prior to the commencement of the Offer Period.

The Superscape Shares to be acquired pursuant to the Offer will be acquired fully paid and free from all liens, equities, charges, mortgages, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights now or hereafter attaching thereto, including voting rights and, without limitation, the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement.

3. Recommendation

The Superscape Directors, who have been so advised by Close Brothers, consider the terms of the Offer to be fair and reasonable. In providing advice to the Superscape Directors, Close Brothers has taken into account the commercial assessments of the Superscape Directors.

Accordingly, the Superscape Directors unanimously recommend that the Superscape Shareholders accept the Offer, as they themselves have irrevocably undertaken to do (or to procure to be done) in respect of their entire beneficial shareholdings comprising, in aggregate 2,329,698 Superscape Shares, representing 1.27 per cent of Superscape’s existing issued share capital. These irrevocable undertakings will remain binding in the event of a competing offer being made for Superscape and will cease to be binding only if the Offer lapses or is withdrawn.

4. Background to and reasons for recommending the Offer

Superscape was formed in 1993 and was admitted to the Official List in 1994. Since then, Superscape’s focus has been to build on its core strengths of technical expertise, creativity and innovation in the 3D technology and tools arena. Over the past decade, this marketplace has evolved rapidly and a growing opportunity in mobile gaming has developed. In response to this opportunity, Superscape has adapted its business model. In recent years, Superscape’s strategy has de-emphasised its technology and tools business and focused instead on building and publishing a portfolio of successful mobile gaming titles and increasing the proportion of titles which are based on Superscape’s own intellectual property.

In recent months, the Superscape Directors have been mindful that Superscape’s share price performance has been impaired, in their view, by a number of factors, including the company’s relatively small scale and resultant illiquidity. Consequently, the Superscape Directors have had cause to weigh both the costs and benefits of maintaining an independent London listing, with the potential (but uncertain) future growth in equity value for investors, against the certainty of the immediate and significant premium for Superscape being offered by a potential offeror such as Glu.

Accordingly, following an approach by Glu, the Superscape Board has held detailed discussions regarding the terms of a potential acquisition of Superscape by Glu. The Superscape Board believes that the strategic rationale for a combination with Glu is attractive. The Offer represents a significant premium of 51.5 per cent. to the Closing Price of 6.60 pence per Superscape Share on 28 November 2007 (being the last Business Day prior to the commencement of the Offer Period) and the Superscape Board believes that the Offer is in the best interests of Superscape Shareholders.

5. Irrevocable undertakings

Glu has received irrevocable undertakings to accept, or procure the acceptance of, the Offer from the Superscape Directors in respect of their entire beneficial shareholdings amounting to, in aggregate, 2,329,698 Superscape Shares, representing approximately 1.27 per cent. of the entire issued share capital of Superscape.

Glu has also received irrevocable undertakings to accept, or procure the acceptance of, the Offer from certain other Superscape Shareholders in respect of, in aggregate, 42,386,054 Superscape Shares, representing approximately 23.15 per cent. of the entire issued share capital of Superscape. Furthermore, Glu has received a letter of intent to accept the Offer in respect of 17,470,478 Superscape Shares, representing approximately 9.54 per cent. of the entire issued share capital of Superscape.

Accordingly, Glu has received irrevocable undertakings and a letter of intent to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 62,186,230 Superscape Shares, representing approximately 33.96 per cent. of the entire issued share capital of Superscape.

Details of the persons giving irrevocable undertakings and the letter of intent, and the number of Superscape Shares to which they relate, are set out in Appendix 2 to this announcement.

6. Background to and reasons for the Offer

Glu believes the acquisition of Superscape will provide Glu with a number of benefits, including adding meaningful scale to its existing business in the United States, demonstrated leadership in 3D games and technology, and a talented and enthusiastic team with experience in mobile games.

7. Information on Glu

Glu is a company incorporated under the laws of the State of Delaware, USA. Glu is a leading global publisher of mobile games. Glu has developed and published a portfolio of more than 100 casual and traditional games to appeal to a broad cross-section of over one billion subscribers served by over 150 wireless carriers and other distributors. Glu creates games and related applications based on third-party licensed brands and other intellectual property, as well as on its own original brands and intellectual property. Glu’s games based on licensed intellectual property include Deer Hunter, Diner Dash, Sonic the Hedgehog, Transformers, World Series of Poker and Zuma. Glu’s games based on original intellectual property include Alpha Wing, Ancient Empires, Blackjack Hustler, Brain Genius, My Hangman, Stranded and Super K.O. Boxing.

For the nine months ended 30 September 2007, Glu reported revenue of US$48.7 million (for the nine months ended 30 September 2006: US$31.9 million) and loss before taxation of US$1.6 million (for the nine months ended 30 September 2006: a loss before taxation of US$9.6 million). As at 30 September 2007, Glu had total assets of US$152.3 million.

Glu Shares are listed on The Nasdaq Stock Market. Based on the closing price of Glu’s Shares on The Nasdaq Stock Market on 28 November 2007, being the last Business Day prior to the commencement of the Offer Period, Glu’s market capitalisation was approximately US$149.2 million.

8. Information on Superscape

Superscape was founded in 1993 and has since become a leading publisher of 3D games for use on mobile phones. The company combines highly creative teams of game developers with in-depth technical knowledge of game creation and a dedicated R&D team specialising in 3D graphics tools and technology. These characteristics have led to Superscape being selected to deliver 3D games to market for a number of network operators, including Verizon, Alltel, AT&T, T-Mobile and Sprint.

Superscape is now ranked among the top 5 North American mobile games publishers according to the Nielsen Mobile Research Report for Q3 2007. It has risen to this position in the rankings just 5 months after entering the top 10 in April 2007.

Superscape develops games based on its own original ideas as well as on brands and other intellectual property it licenses from third parties such as 20th Century Fox, Universal Studios, Sony Pictures Mobile and Global Wireless Entertainment. Games developed based on its own original ideas include Gum Blox, Capone Casino, Sudoku, Paintball Challenge and Classic Mini Golf. Games developed based on licensed brands or other intellectual property include Alien versus Predator, Fox Motocross, AMF Extreme Bowling, Dodgeball, Fight Club, Harlem Globetrotters and Independence Day.

Superscape has implemented several innovative programs to drive revenue and profitability. These programs include a white label partnership with Verizon Wireless, a mobile gaming community initiative with Alltel and, as a result of Superscape’s heritage and expertise with 3D tools and technology, long-standing collaboration with many of the leading handset manufacturers such as Motorola and Nokia.

Superscape has approximately 135 employees and has its headquarters in San Clemente, California, USA as well as offices in Fleet, Hampshire, UK, and Moscow, Russia. Its shares started trading on the Official List of the London Stock Exchange on 27 April 1994.

For the year ended 31 January 2007, Superscape had revenues of £8.3 million (2006: £4.0 million) and operating loss before exceptional items of £3.6 million (2006: £9.8 million loss). As at 31 July 2007, the total assets of Superscape were US$22.9 million (2006: US$30.8 million), net assets were US$18.4 million (2006: US$22.1 million) and net cash was US$10.7 million (2006: US$16.0 million).

9. Management and employees

Glu attaches great importance to the skills and experience of the current management team and employees of Superscape and is optimistic that they will make a valuable contribution to the future of the combined business.

Accordingly, Glu intends to continue to maintain Superscape’s strong market position in the United States and its position as one of the leading white label publishers. In order to ensure a successful combination, Glu will assess all aspects of the combined business, including the benefits of maintaining or modifying the location of certain business functions and/or whether it is beneficial to re-allocate certain fixed assets. Glu has, however, given assurances to the Superscape Directors that, upon the Offer becoming or being declared unconditional in all respects, the existing employment rights of Superscape Group management, including Kevin Roberts (Chief Executive Officer) and Dave Goodman (Chief Financial Officer), and employees will continue to be safeguarded and pension obligations complied with.

The non-executive Superscape Directors have agreed to resign from the Superscape Board following the Offer becoming or being declared unconditional in all respects and will be paid in full in respect of their notice periods.

10. Superscape Share Option Schemes

The Offer extends to any Superscape Shares unconditionally allotted or issued and fully paid whilst the Offer remains open for acceptance (or by such earlier time and/or date as Glu may, subject to the Code, determine) including any such shares allotted or issued and fully paid as a result of the exercise of options under the Superscape Share Option Schemes.

Glu will make appropriate proposals in due course to Superscape Option Holders.

11. Financing of the Offer

The consideration payable under the Offer will be financed from Glu’s existing cash resources.

Lazard, which is acting as financial adviser to Glu, is satisfied that Glu has the necessary financial resources available to satisfy full acceptance of the Offer. Full acceptance of the Offer, based on 183,098,860 Superscape Shares in issue at the date of this announcement, would involve a maximum cash payment of approximately £18.3 million.

12. Mutual break fee

In consideration of Glu committing time and personnel to due diligence in connection with the Offer and as an inducement to Glu to make the Offer, Superscape has agreed to pay to Glu a break fee of £179,997.50 (inclusive of any VAT unless recoverable), on the first to occur of any of the following events:

(i)	after the date of this announcement all or a majority of Superscape’s Directors withdraw or modify their recommendation of the Offer in a manner adverse to Glu and thereafter the Offer is not made or is made but lapses or is withdrawn in accordance with its terms; or

(ii)	after the date of this announcement but before the Offer lapses or is withdrawn in accordance with its terms: (a) a Competing Offer is recommended by the Superscape Directors or (b) a definitive agreement is executed with a third party (other than Glu or any of its Associates or any person acting in concert with Glu) which is consummated and results in the sale of all or substantially all of the assets of Superscape and as a result the Offer is not made or is made but lapses or is withdrawn in accordance with its terms.

The break fee will not be payable if prior to the occurrence of any of the trigger events set out above, either Glu is no longer willing or able to proceed with the Offer or the reverse break fee (detailed below) is payable.

For the purpose of this paragraph 12, Competing Offer means a takeover offer pursuant to section 974 of the Companies Act 2006 by or on behalf of a third party (other than Glu or any of its Associates or any person acting in concert with Glu) or a scheme of arrangement pursuant to section 425 of the Companies Act 1985 between Superscape and all or some of its members where the effect of such scheme is to vest the entire issued share capital of Superscape in a third party (other than Glu or any of its Associates or any person acting in concert with Glu).

Glu has also agreed to pay Superscape a reverse break fee of a sum equal to one per cent. of the Offer value if, following the making of this announcement the Offer lapses or is withdrawn as a result of a failure to satisfy any of the conditions of the Offer which are substantially in the control of Glu or the shareholders of Glu.

Nothing in the break fee letter shall oblige Superscape to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

13. Interests in Superscape Shares

As at 22 January 2008, being the last Business Day prior to this announcement and save for the irrevocable undertakings and letter of intent referred to in Appendix 2 of this announcement, neither Glu nor, so far as Glu is aware, any person deemed to be acting in concert (as defined in the Code) with Glu owned, controlled or held any Superscape Shares or any securities convertible or exchangeable into, or rights to subscribe for or purchase, or held any options to purchase, any Superscape Shares or had entered into any derivative referenced to Superscape Shares which remained outstanding. In the interests of confidentiality prior to this announcement, Glu has not yet made any enquiries in this respect of certain parties who may be presumed for the purposes of the Code to be acting in concert with Glu in relation to the Offer.

14. Compulsory acquisition, delisting and cancellation of trading

Upon the Offer becoming or being declared unconditional in all respects, Glu intends to apply the provisions of sections 979 to 991 (inclusive) of the Companies Act 2006 to acquire compulsorily all remaining Superscape Shares on the same terms as the Offer.

It is Glu’s intention that, following the Offer becoming or being declared unconditional in all respects, Glu will procure that Superscape applies to the UK Listing Authority for the cancellation of listing of Superscape Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of Superscape Shares on its market for listed securities. Such cancellation of listing and admission to trading will take effect no earlier than 20 Business Days after the Offer becomes or is declared unconditional in all respects.

The cancellation of listing and admission to trading of Superscape Shares would significantly reduce the liquidity and marketability of any Superscape Shares not assented to the Offer and their value may be affected as a consequence.

It is also proposed that, following the Offer becoming or being declared unconditional in all respects, Glu will seek to procure the re-registration of Superscape as a private limited company under the relevant provisions of the Companies Act 2006.

15. Offer Document and Form of Acceptance

The Offer Document and Form of Acceptance will be posted by no later than 20 February 2008 to Superscape Shareholders (and, for information purposes, to Superscape Option holders). Copies of the Offer Document and the Form of Acceptance will be available from Capita Registrars at Corporate Actions, P.O. Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, UK.

If any Superscape Shareholders are in any doubt as to the action they should take, they are recommended to seek their own personal financial advice immediately from their stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 if resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

16. General

Neither Glu nor any of its directors, nor to the best of Glu’s knowledge and belief, any person acting in concert with Glu is interested in or has any rights to subscribe for any Superscape Shares or has borrowed or lent any Superscape Shares, nor does any such person have any short position whether conditional or absolute and whether in the money or otherwise (including a short position under a derivative) or any arrangement in relation to Superscape Shares. For these purposes, “interest” includes any long economic exposure, whether conditional or absolute, to changes in the price of securities and a person is treated as having an “interest” by virtue of the ownership or control of securities or by virtue of any options (including traded options) in respect of, or derivatives referenced to, securities and “arrangement” includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of Superscape Shares and also includes any indemnity or option arrangement and any agreement or understanding, formal or informal, of whatever nature relating to Superscape Shares which may be an inducement to deal or refrain from dealing in such securities.

Enquiries:
Glu Mobile Inc.
Nicole Kennedy	+1 650 571 1550
Lazard (financial adviser to Glu)
Cyrus Kapadia	+44 (0)20 7187 2000
Jeffrey Sechrest	+1 212 632 6000
Terence Fung	+1 415 623 5000
The Blueshirt Group (PR adviser to Glu)
Todd Friedman	+1 415 217 5869
Superscape Group plc	+1 949 940 2840
Kevin Roberts
Dave Goodman
Close Brothers (financial adviser to Superscape)	+44 (0)20 7655 3100
Simon Willis
James Craven
Hudson Sandler (PR adviser to Superscape)	+44 (0)20 7796 4133
Jessica Rouleau

Further information

The conditions to which the Offer will be subject are set out in Appendix 1 to this announcement. Further details on irrevocable undertakings and the letter of intent are set out in Appendix 2 to this announcement. Appendix 3 contains the bases and sources of certain information contained in this announcement. Appendix 4 contains definitions of certain terms and expressions used in this announcement. The appendices form part of, and should be read in conjunction with, this announcement.

For further information on Glu and Superscape, please see www.glu.com and www.superscape.com respectively.

This announcement does not constitute, or form part of, an offer or solicitation of any offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by means of the Offer Document and the Form of Acceptance, which contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any acceptance or other response to the Offer should be made on the basis of the information in the Offer Document and the Form of Acceptance.

The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom or the United States should inform themselves about, and observe, any applicable legal or regulatory requirements.

The release, publication or distribution of this announcement in jurisdictions other than the UK or the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK or the United States should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. This announcement has been prepared for the purpose of complying with English law and the Code and the applicable requirements of the United States federal and state securities laws and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the UK or the United States.

Copies of this announcement are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving this announcement (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction.

The Offer will be subject to the applicable rules and regulations of the UK Listing Authority, the London Stock Exchange and the Code and the applicable requirements of the United States federal and state securities laws.

Further details in relation to overseas shareholders are contained in the Offer Document.

This announcement contains certain forward-looking statements with respect to the plans, objectives and expected performance of Superscape and Glu. Such statements relate to events and depend on circumstances that will occur in the future and are subject to risks, uncertainties and assumptions. There are a number of factors which could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements including, among others, the risk that the Offer is not consummated in a timely manner (if at all); the risk that the anticipated benefits of the combination of the Glu and Superscape businesses will not materialise; the enactment of legislation or regulation that may impose costs or restrict activities; the renegotiation of contracts or licences; risks regarding the loss of key wireless carrier customers or subscribers; risks relating to the integration of the businesses of Glu and Superscape including that such integration efforts may result in unforeseen operating difficulties and expenditures; risks related to the diversion of management’s attention from ongoing business operations as a result of the Offer process; risks relating to employee retention; fluctuations in demand and pricing in the mobile industry; fluctuations in exchange controls; changes in government policy and taxations; industrial disputes; war and terrorism. This list is not exhaustive of the factors that may affect the forward-looking information. These and other factors should be considered carefully and undue reliance should not be placed on such forward-looking information. Although this announcement has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ materially from those anticipated, estimated or intended and therefore there can be no assurance that forward-looking statements will prove accurate. Forward-looking statements contained in this announcement in respect of Superscape and/or Glu are made as of the date of this announcement based on the opinions and estimates of management. Subject to requirements to update under any applicable regulation or law, Superscape and/or Glu disclaim any obligation to update any forward-looking statements, whether as a result of new information, estimates or opinions, future events, results or otherwise. Information on some risks and uncertainties are described in the “Risk Factors” section of Glu’s Form 10-Q for the quarter ended 30 September 2007, filed with the U.S. Securities and Exchange Commission on 14 November 2007. Copies of the Form 10-Q are available from Glu’s web page at www.glu.com.

USA Shareholders

The Offer will be made for the securities of a foreign company. The Offer will be subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements which may be included in the Offer Document, if any, may have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since some or all of Glu’s officers and directors may be residents of a foreign country.

You should be aware that Glu and its officers, directors and “affiliates” as defined under Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended (Affiliates), Lazard and its Affiliates, any advisor to Glu and its officers, directors and/or Affiliates or to Lazard or its Affiliates (including those whose compensation is dependent on the completion of the Offer) and any person acting, directly or indirectly, in concert with any of the aforementioned persons, in connection with any purchase or arrangement to purchase any Superscape Shares or any related securities, may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases. Any such purchases will be reported in the United Kingdom via a Regulatory Information System.

USA SHAREHOLDERS AND OTHER PERSONS SUBJECT TO TAXATION IN THE UNITED STATES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY UNITED STATES FEDERAL, STATE, LOCAL OR OTHER INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE OFFER.

Additional information about the Offer and where to find it

Glu has filed a Form 8-K with the United States Securities and Exchange Commission (the “SEC”) containing this announcement and other relevant materials related to the proposed acquisition of Superscape by Glu. The Form 8-K and any other documents filed by Glu with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed by Glu with the SEC by contacting Nicole Kennedy, Glu’s Senior Director of Global Public Relations, at +1 (650) 532-2488. Investors and security holders of Superscape are urged to read this announcement and the other relevant materials before making any voting or investment decision with respect to the Offer because they contain important information about Glu, Superscape and the Offer.

Rule 8 disclosures

Under the provisions of Rule 8.3 of the Code, if any person is or becomes “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of Superscape, all “dealings” in any “relevant securities” of Superscape by such person (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Superscape, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Code, all dealings in “relevant securities” of Superscape, by Glu or Superscape or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8 you should contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the UK or, if not, an appropriate authorised independent financial adviser or consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel by telephone (+44 (0) 20 7638 0129) or by fax (+44 (0) 20 7236 7013).

Lazard, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser to Glu and no one else in connection with the Offer and this announcement and will not be responsible to anyone other than Glu for providing the protections afforded to clients of Lazard, nor for providing advice in connection with the Offer or this announcement or any matter referred to in this announcement.

Close Brothers, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as financial adviser to Superscape and no one else in connection with the Offer and this announcement and will not be responsible to anyone other than Superscape for providing the protections afforded to clients of Close Brothers, nor for providing advice in connection with the Offer or this announcement or any matter referred to in this announcement.

APPENDIX 1

CONDITIONS AND CERTAIN FURTHER TERMS OF THE OFFER

The Offer will be subject to the following conditions:

(a)	valid acceptances being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time) on the first closing date of the Offer (the First Closing Date) or such later time(s) and/or date(s) as Glu may, with the consent of the Panel or in accordance with the Code, decide in respect of not less than 90 per cent. in nominal value (or such lesser percentage as Glu may, subject to the Code, decide) of the Superscape Shares to which the Offer relates, provided that this condition will not be satisfied unless Glu shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, Superscape Shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of Superscape, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any Superscape Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and for the purposes of this condition:

(i)	Superscape Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry on issue;

(ii)	the expression Superscape Shares to which the Offer relates shall be construed in accordance with sections 974 to 991 of the Companies Act 2006; and

(iii)	valid acceptances shall be treated as having been received in respect of any Superscape Shares which Glu shall, pursuant to section 979(8) of the Companies Act 2006, be treated as having acquired or contracted to acquire by virtue of acceptances of the Offer;

(b)	no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in the UK, the USA, Japan or Russia, save for any competition, anti-trust or such similar body, (each a Relevant Authority) having decided to take, instituted or threatened (by notice in writing) any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same) or enacted, made or proposed (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, order or decision that would or is reasonably likely to:

(i)	make the Offer or the acquisition or the proposed acquisition of any shares in, or control of, Superscape by Glu void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect thereto, or require material amendment thereof, or otherwise challenge or materially interfere with, the Offer or the acquisition of any shares in, or control of, Superscape by Glu;

(ii)	require, prevent or materially delay the divestiture (or adversely alter the terms of any proposed divestiture) by the Wider Glu Group or the Wider Superscape Group of all or any material part of their respective businesses, assets or properties or impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective material assets or properties;

(iii)	impose any material limitation on, or result in any material delay in, the ability of any member of the Wider Glu Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in or to exercise management control over any member of the Wider Superscape Group or on the ability of any member of the Wider Glu Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over any other member of the Wider Superscape Group;

(iv)	require any member of the Wider Glu Group or of the Wider Superscape Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Superscape Group or any member of the Wider Glu Group;

(v)	impose any material limitation on the ability of any member of the Wider Glu Group or the Wider Superscape Group to integrate or co-ordinate its business, or any material part of it, with the businesses or any material part of the businesses of any other member of the Wider Glu Group and/or the Wider Superscape Group; or

(vi)	otherwise materially and adversely affect the business, assets, financial or trading position or profits or long-term prospects (where such long-term prospects do not relate to a change in general economic conditions and which could not reasonably have been foreseen on the date hereof) of any member of the Wider Glu Group or of the Wider Superscape Group,

and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(c)	all necessary notifications and filings having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer and the acquisition of any shares in, or control of, Superscape by Glu and all material authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (authorisations) which are reasonably deemed necessary in the UK, the USA, Japan or Russia for or in respect of the Offer and the proposed acquisition of any shares in, or control of, Superscape by Glu being obtained on terms and in a form reasonably satisfactory to Glu from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider Glu Group or the Wider Superscape Group has entered into contractual arrangements that are material in the context of the Wider Superscape Group taken as a whole and such authorisations together with all necessary material authorisations for any member of the Wider Superscape Group to carry on its business remaining in full force and effect at the time at which the Offer becomes unconditional in all respects and no intimation of any intention to revoke, suspend, materially restrict or materially modify any of the same or not to renew any of the same having been made and all necessary statutory or regulatory obligations in the UK, the USA, Japan or Russia having been complied with in all material respects;

(d)	except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of this announcement, there being no provision of any agreement, arrangement, licence or other instrument to which any member of the Wider Superscape Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making or implementation of the Offer or the acquisition or proposed acquisition by Glu of any shares in, or change in the control or management of, Superscape or otherwise, would or might reasonably be expected to result in (in any case to an extent which is materially adverse in the context of the Wider Superscape Group taken as a whole):

(i)	any monies borrowed by or any other indebtedness (actual or contingent) of any such member of the Wider Superscape Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any such member of the Wider Superscape Group or any such security interest (whenever arising or having arisen) becoming enforceable;

(iii)	any assets or interest of any such member of the Wider Superscape Group being or falling to be disposed of or charged other than in the ordinary course of business, or any right arising under which any such asset or interest could be required to be disposed of or charged other than in the ordinary course;

(iv)	any material interest or business of any such member of the Wider Superscape Group in or with any other person, firm or company (or any agreements or arrangements relating to such material interest or business) being terminated or adversely modified or affected;

(v)	any such member of the Wider Superscape Group ceasing to be able to carry on any material part of its business under any name under which it presently does so;

(vi)	the financial or trading position of any member of the Wider Superscape Group being materially prejudiced or materially adversely affected; or

(vii)	the creation of any liability (actual or contingent) by any such member other than in the ordinary course of business,

and no event having occurred which, under any provision of any agreement, arrangement, licence or other instrument to which any member of the Wider Superscape Group is a party or by or to which any such member or any of its assets may be bound or be subject, would result in any events or circumstances as are referred to in subparagraphs (i) to (vii) of this paragraph (d) in any case where such result would be material in the context of the Wider Superscape Group taken as a whole;

(e)	except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of this announcement, no member of the Wider Superscape Group having since 31 January 2007:

(i)	issued or agreed to issue or authorised the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Superscape and wholly-owned subsidiaries of Superscape or upon the exercise of rights to subscribe for Superscape Shares pursuant to options granted under the Superscape Share Option Schemes before the date of this announcement) or redeemed, purchased or reduced any part of its share capital;

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of Superscape;

(iii)	save as between Superscape and any subsidiary of Superscape, implemented or authorised any merger or demerger or acquired or disposed of or transferred, mortgaged or charged, or created any other security interest value over, any asset or any right, title or interest in any asset (including shares and investments) (other than in the ordinary course of business) which, in each case, is material in the context of the Wider Superscape Group taken as a whole;

(iv)	implemented or authorised any reconstruction, amalgamation, scheme or other transaction or arrangement (otherwise than in the ordinary course of business) which in each case is material in the context of the Wider Superscape Group taken as a whole;

(v)	save as between Superscape and any subsidiary of Superscape, made or authorised any change in its loan capital or issued or authorised the issue of any debentures or incurred or increased any indebtedness or contingent liability which in each case is material in the context of the Wider Superscape Group taken as a whole;

(vi)	entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of business or which is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Wider Superscape Group taken as a whole;

(vii)	entered into any contract, commitment or arrangement which is reasonably likely to be materially restrictive on the business of any member of the Wider Superscape Group;

(viii)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(ix)	taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets and revenues;

(x)	waived, compromised or settled any claim otherwise than in the ordinary course of business or in a manner or on terms that are material in the context of the Wider Superscape Group taken as a whole;

(xi)	save in respect of normal annual salary increases in an amount not to exceed 10% in the ordinary course of business, entered into or varied in any material respect the terms of any service agreement or arrangement with any director or senior executive of Superscape;

(xii)	entered into any trust deeds constituting pension schemes established for its directors and/or employees and/or their dependants; or

(xiii)	entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this condition in any case which is material in the context of the Wider Superscape Group taken as a whole;

(f)	since 31 January 2007, except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of this announcement:

(i)	no adverse change having occurred in the business, assets, financial or trading position or profits or long-term prospects (where such long-term prospects do not relate to a change in general economic conditions and which could not reasonably have been foreseen on the date hereof) of any member of the Wider Superscape Group, which is material in the context of the Wider Superscape Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Superscape Group or to which any member of the Wider Superscape Group is a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Wider Superscape Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Superscape Group to an extent that is material in the context of the Wider Superscape Group taken as a whole; and

(iii)	no contingent or other liability having arisen which would or might reasonably be expected to adversely affect any member of the Wider Superscape Group in a way which is material in the context of the Wider Superscape Group taken as a whole;

(g)	Glu not having discovered that, except as publicly announced by Superscape by the delivery of an announcement to a Regulatory Information Service or fairly disclosed by or on behalf of Superscape to Glu or its advisers, in each case prior to the date of this announcement:

(i)	any financial, business or other information publicly disclosed at any time by any member of the Wider Superscape Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which in any case is materially adverse to the financial or trading position of the Wider Superscape Group taken as a whole;

(ii)	any member of the Wider Superscape Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of Superscape for the year ended 31 January 2007 or in the interim report for the six months to 31 July 2007 and which is material in the context of the Wider Superscape Group taken as a whole;

(iii)	any past or present member of the Wider Superscape Group has failed to comply in all material respects with any applicable legislation or regulations of the UK, the USA, Japan or Russia or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has otherwise been any such storage, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non compliance would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Superscape Group and which is material in the context of the Wider Superscape Group taken as a whole; or

(iv)	there is or is reasonably likely to be any obligation or liability (whether actual or contingent) to make good, repair, re-instate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider Superscape Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority in any jurisdiction and which is material in the context of the Wider Superscape Group taken as a whole.

Subject to the requirements of the Panel, Glu reserves the right at its absolute discretion to waive, in whole or in part, all or any of the above conditions, except condition (a).

The Offer will lapse unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by Glu in its reasonable opinion to have been or remain satisfied by midnight on the day which is 21 days after the later of the First Closing Date and the date on which the Offer becomes or is declared unconditional as to acceptances (or such later date as Glu may, with the consent of the Panel or in accordance with the Code, decide). Glu shall be under no obligation to waive or treat as satisfied any of conditions (b) to (g) inclusive by a date earlier than the date specified above for the satisfaction thereof, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

If Glu is required by the Panel to make an offer for any Superscape Shares under Rule 9 of the Code, Glu may make such alterations to the above conditions as are necessary to comply with that Rule.

The Offer will lapse (unless the Panel otherwise consents) if, before the First Closing Date or the date when the Offer becomes or is declared unconditional as to acceptances (whichever is the later), the Offer, or any aspect of it, is referred to the Competition Commission.

If the Offer lapses, the Offer will cease to be capable of further acceptance and those Superscape Shareholders who have, as at the time of such lapse, accepted the Offer shall then cease to be bound by their acceptances of the Offer submitted at or before the time when the Offer lapses.

The Offer will be governed by the applicable requirements of the United States federal and state securities laws, English law, the rules and regulations of the Financial Services Authority, the Panel and the Code and be subject to the jurisdiction of the English Courts.

The availability of the Offer to persons who are not resident in the United Kingdom or the United States may be affected by the laws of the jurisdiction in which such persons are resident. Persons who are not resident in the United Kingdom should inform themselves about, and observe, all applicable requirements.

APPENDIX 2

IRREVOCABLE UNDERTAKINGS AND LETTER OF INTENT

Number of
Superscape Shareholders providing the irrevocable undertakings	Superscape Shares
Gartmore Investment Limited	27,604,204
ARM Holdings plc	14,781,850
Larry A. Quinn	333,900
Kevin J. Roberts	1,753,594
David G. Lee	53,462
Peter Magowan	178,572
Michael Inglis	10,170

Number of
Superscape Shareholder providing the letter of intent	Superscape Shares
Universities Superannuation Scheme	17,470,478

(a)	The irrevocable undertaking from Gartmore Investment Limited will cease if:

(i)	the Offer lapses or is withdrawn; or

(ii)	a third party makes or announces an offer to acquire the entire issued and to be issued ordinary share capital of the Company on terms which represent a value which is at least 20 per cent. higher than the value of the Offer; or

(iii)	the Offer Document has not been posted within 28 days after the date of this announcement (or within such longer period as Glu, with the consent of the Panel, determines).

(b)	The irrevocable undertaking from ARM Holdings plc will cease if:

(i)	the Offer lapses or is withdrawn; or

(ii)	a third party makes or announces an offer to acquire the entire issued and to be issued ordinary share capital of the Company on terms which represent a value which is at least 10 per cent. higher than the value of the Offer; or

(iii)	the Offer Document has not been posted within 28 days after the date of this announcement (or within such longer period as Glu, with the consent of the Panel, determines).

(c)	The irrevocable undertakings from Larry A. Quinn, Kevin J. Roberts, David G. Lee, Peter Magowan and Michael Inglis are binding in the event of a competing offer being made for Superscape but will cease if the Offer lapses or is withdrawn.

(d)	The letter of intent from Universities Superannuation Scheme is non-binding and falls away in the event of a higher competing offer for Superscape.

APPENDIX 3

BASES AND SOURCES

Value of Offer

The Offer values the entire issued share capital of Superscape approximately at £18.3 million, based on the Offer price of 10 pence for each Superscape Share and on the 183,098,860 Superscape Shares in issue.

Share prices

Unless otherwise stated, all share prices for Superscape Shares have been derived from the Daily Official List and represent the Closing Price on the relevant date. Premia are calculated on the basis of share price information from Datastream.

Unless otherwise stated, the market capitalisation of Glu is based upon 28,976,638 shares in issue and a closing price of US$5.15 per share of Glu common stock as at 28 November 2007.

The closing price per Glu Share as at 28 November 2007 is derived from The Nasdaq Stock Market.

APPENDIX 4

DEFINITIONS

In this announcement, the following expressions have the following meanings unless the context otherwise requires:

in respect of the relevant entity, any parent undertaking or subsidiary undertaking of that entity (each as defined in section 1162 of the Companies
Associates	Act 2006), or any subsidiary undertaking of any such parent undertaking
Board	the board of directors of Glu or Superscape (as the case may be)
any day, other than a Saturday, Sunday or public or bank holiday, on which
Business Day	banks are generally open for business in the City of London
Capita Registrars	a trading name of Capita Registrars Limited
Close Brothers	Close Brothers Corporate Finance Limited, financial adviser to Superscape the closing middle market price of a Superscape Share on a particular day as
Closing Price	derived from the Daily Official List
Code	the City Code on Takeovers and Mergers
Daily Official List	the daily official list of the London Stock Exchange
the form of acceptance and authority relating to the Offer which will accompany
Form of Acceptance	the Offer Document
Glu	Glu Mobile Inc.
Glu Group	Glu and its subsidiary undertakings
Glu Shares	common stock of US$0.0001 par value per share in the capital of Glu
Lazard	Lazard Frères & Co. LLC and Lazard & Co., Limited
Listing Rules	the Listing Rules of the UK Listing Authority
London Stock Exchange	London Stock Exchange plc
the document to be sent to Superscape Shareholders (and, for information only,
Offer Document	to Superscape Option holders) containing the terms and conditions of the Offer the offer being made by Glu to acquire the entire issued share capital of
Superscape on the terms and subject to the conditions to be set out in the
Offer Document and the Form of Acceptance (including, where the context so requires, any subsequent revision, variation, extension or renewal of such
Offer	offer)
the period, which commenced on 29 November 2007, being the date of the announcement by Superscape that it was in preliminary discussions that may or
Offer Period	may not lead to an offer being made for Superscape
Official List	the official list maintained by the UK Listing Authority
Panel	the Panel on Takeovers and Mergers
Pound Sterling or £	UK pound sterling (and references to “pence” shall be construed accordingly)
Regulatory Information Service	any of the services set out in Appendix 3 to the Listing Rules from time to time any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information is sent or made
Restricted Jurisdiction	available to Superscape Shareholders within that jurisdiction
Russia	the Russian Federation
Superscape	Superscape Group plc
Superscape Board or Superscape Directors	the directors of Superscape
Superscape Group	Superscape and its subsidiary undertakings
Superscape Option Holders	the participants in the Superscape Share Option Schemes
Superscape Share Option	the Executive Share Option Scheme, the 1999 Performance Related Stock Incentive
Schemes	Plan and the USA Stock Option Plans
Superscape Shareholders	the holders of Superscape Shares
the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Superscape and any further such shares which are unconditionally allotted or issued fully paid prior to the date that the
Offer lapses or becomes wholly unconditional (or such earlier date as Glu may,
Superscape Shares	with the Panel’s consent and subject to the Code, decide)
the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act
UK Listing Authority	2000
United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland
the United States of America, its territories and possessions, any State of the
United States of America and the District of Columbia, and all other areas
United States or USA	subject to its jurisdiction
US Dollar or US$	United States Dollar (and references to “cent” shall be construed accordingly)
Glu and its subsidiary undertakings, associated undertakings and any other undertakings in which Glu and such undertakings (aggregating their interests)
Wider Glu Group	have a substantial interest
Superscape and its subsidiary undertakings, associated undertakings and any other undertakings in which Superscape and such undertakings (aggregating their
Wider Superscape Group	interests) have a substantial interest

In this announcement, the singular includes the plural and vice versa, unless the context otherwise requires.

For the purposes of this announcement, subsidiary, subsidiary undertaking, undertaking and associated undertaking have the meanings given by the Companies Act 2006 (and substantial interest means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking).

All references to legislation in this announcement are to English legislation unless the contrary is indicated.

Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

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